                                                                   EXHIBIT 99.1


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  On December 16, 1997, the Company acquired and merged with Computer Data Systems, Inc. ("CDSI"), a provider of information technology solutions to government and private industry customers in a transaction accounted for as a pooling of interests. As a result, the Company has restated its historical financial statements to reflect the merger with CDSI. The following discussion includes the combined operations of ACS and CDSI.

  The Company derives its revenues from information technology services and electronic funds transfer ("EFT") transaction processing services primarily in the United States. The Company's information technology services include data processing outsourcing, business process outsourcing and professional services. A substantial portion of the Company's revenues is derived from recurring monthly charges to its customers under service contracts with initial terms that vary from one to ten years. For the year ended June 30, 1997, approximately 90% of the Company's revenues were recurring. Recurring revenues are defined by the Company as revenues derived from services that are used by the Company's customers each year in connection with their ongoing businesses, and accordingly exclude conversion and deconversion fees, software license fees, product installation fees and hardware sales. From inception through June 30, 1997, the Company has purchased 34 information processing companies, which has resulted in geographic expansion, growth and diversification of the Company's customer base, expansion of services offered and increased economies of scale. Approximately 52% of the increase in revenues since June 30, 1992 has been attributable to these acquisitions.

  Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") includes "forward- looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts included in this MD&A regarding the Company's financial position, business strategy and plans and objectives of management of the Company for future operations, are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside of the Company's control, that could cause actual results to materially differ from such statements. While the Company believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors, especially the timing and magnitude of technological advances; the performance of recently acquired businesses; the prospects for future acquisitions; the possibility that a current customer could be acquired or otherwise be affected by a future event that would diminish their information technology requirements; the competition in the information technology industry and the impact of such competition on pricing, revenues and margins; the degree to which business entities continue to outsource information technology and business processes; uncertainties surrounding budget reductions or changes in funding priorities or existing government programs and the cost of attracting and retaining highly skilled personnel.





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



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

RESULTS OF OPERATIONS

  The following table sets forth certain items from the Company's Consolidated Statements of Income expressed as a percentage of revenues:

                                                    Percentage of Revenues
                                                      Year ended June 30,
                                       ---------------------------------------------
                                          1997              1996              1995
                                       ---------         ---------         ---------
Revenues                                   100.0%            100.0%            100.0%
                                       ---------         ---------         ---------
Operating expenses:
   Wages and benefits                       42.6              46.1              46.6
   Services and supplies                    28.5              28.7              24.9
   Rent, lease and maintenance              14.3              12.7              16.4
   Depreciation and amortization             3.8               2.9               2.8
   Other operating expenses                  1.1               0.9               1.0
                                       ---------         ---------         ---------
Total operating expenses                    90.3              91.3              91.7
                                       ---------         ---------         ---------
Operating income                             9.7               8.7               8.3
Interest expense                             0.8               0.5               0.9
Other expenses (income), net                (0.1)             (0.4)             (0.6)
                                       ---------         ---------         ---------
Pretax profit                                9.0               8.6               8.0
Income tax expense                           3.7               3.4               3.2
                                       ---------         ---------         ---------
Net income                                   5.3%              5.2%              4.8%
                                       =========         =========         =========

COMPARISON OF FISCAL 1997 TO FISCAL 1996

  Revenues increased $281.3 million, or 43%, to $928.9 million for fiscal 1997. Revenues from acquisitions contributed $173.9 million, while revenues from internally generated sales contributed $107.4 million to the overall increase. Outsourcing services revenues increased 60% over fiscal 1996, primarily as a result of the effect of a full year's contribution of The Genix Group, Inc. ("Genix") which was acquired in June 1996. In addition, a portion of the increase was attributable to new contracts signed in fiscal 1997 and the effect of a full year's contribution from contracts signed in fiscal 1996. Revenues from business process outsourcing increased 53% to $293.0 million, as a result of the effect of a full year's contribution of Unibase Technologies, Inc. ("Unibase") which was acquired in February 1996, the subsequent revenue growth in that subsidiary and increased requirements on CDSI's Department of Education contract. Revenues from professional services increased 22% to $245.7 million primarily due to four acquisitions completed in fiscal 1997. Revenues generated by EFT services increased 36% to $92.9 million due to an 82% increase in the number of automated teller machines ("ATMs") processed, primarily low volume ATMs located in retail establishments.

  Total operating expenses increased $247.6 million, or 42%, to $838.7 million for fiscal 1997, as a result of the Company's higher revenues. The changes from year to year in the various operating expense categories, as a percentage of revenues, are primarily due to the mix of acquired companies across the Company's four business lines. Acquisitions in the professional services and business process outsourcing business lines are relatively more labor intensive, such that wages and benefits as a percentage of revenues will generally increase while the other operating expense categories will reflect a corresponding decrease. Acquisitions in the outsourcing business line, such as Genix, will have a larger proportion of expenses related to computer hardware and software and, therefore, rent, lease and maintenance as a percentage of revenues will increase, while the other operating expense categories will reflect a corresponding decrease. Wages and benefits expense, as a percentage of revenues, decreased from fiscal 1996 due primarily to the Genix acquisition. Rent, lease and maintenance expense, as a percentage of revenues, increased due to the Genix acquisition and increased demand for data processing in the outsourcing services business line. Depreciation and amortization expense, as a percentage of revenues, increased due to the Genix acquisition and seven acquisitions completed in fiscal 1997. During fiscal 1997, the Company recorded a charge of $6.0 million ($4.6 million in other operating expenses and $1.4 million in depreciation and amortization) relating to the consolidation of two of its mainframe data centers and the upgrading of certain





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

MANAGEMENT S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


computer hardware and software to newer technology. Also, during fiscal 1997, the Texas Supreme Court, in a unanimous decision, overturned a lower court's judgment against the Company for which the Company had previously accrued approximately $6 million. During the third quarter of fiscal 1997, the Company reversed this accrual to other operating expenses.

  Operating income for fiscal 1997 increased $33.7 million, or 60%, to $90.3 million. Operating income as a percentage of revenues for fiscal 1997 was 9.7% compared with 8.7% for fiscal 1996. Interest expense increased as a percentage of revenues as a result of debt incurred to finance the Genix acquisition as well as the acquisitions completed in fiscal 1997. The effective tax rates for fiscal 1997 and fiscal 1996 were 41% and 40%, respectively, and exceeded the federal statutory rate of 35% due to certain non-deductible acquisition-related costs and the net effect of state income taxes.

COMPARISON OF FISCAL 1996 TO FISCAL 1995

  In August 1995, the Company ceased providing services to its largest commercial customer at that time, Bank of America Texas, N.A. ("B of A Texas") at the expiration of their contract, due to their migration of data processing and EFT transaction processing from the Company to their parent's systems. For the years ended June 30, 1996 and 1995, revenues from B of A Texas accounted for approximately 1% and 7% of the Company's consolidated revenues, respectively. In connection with the contract expiration, management of the Company successfully completed a cost reduction program and eliminated approximately $24 million of direct and indirect costs of the Company (see Note 14 to the Company's Consolidated Financial Statements).

  Revenues increased $113.8 million, or 21%, to $647.6 million for fiscal 1996, due primarily to internally generated sales growth and acquisitions. Excluding revenues from B of A Texas, fiscal 1996 revenues increased 29% over fiscal 1995.

  Outsourcing services revenues, excluding B of A Texas, increased 21% due to an increase in new accounts processed and higher volumes processed for existing significant commercial outsourcing customers. Fiscal 1996 revenues for outsourcing services were $185.9 million, which included $3.8 million in revenues from B of A Texas. Revenues earned from business process outsourcing increased 78% to $191.7 million, including $42 million in growth in the Department of Education contract, the acquisition of Unibase in February 1996 and three acquisitions consummated by Dataplex Corporation, a wholly-owned subsidiary of the Company. Professional services revenues grew by 9%, to $201.4 million during the year. Revenue increases of $30 million resulting from the January 1995 acquisition of The Systems Group, Inc. ("TSG", later named Technical Directions, Inc.) and two other ACS acquisitions in fiscal 1996 were partially offset by the expiration of a larger CDSI ITS contract during 1995 and a reduction in scope on CDSI's Department of Energy contract. Revenues earned from EFT transaction processing, excluding B of A Texas, increased by 22% due primarily to an increase in the number of ATMs processed, primarily low volume ATMs. Fiscal 1996 revenues for EFT transaction processing were $68.5 million, which included $0.9 million in revenues from B of A Texas.

  Total operating expenses were $591.0 million in fiscal 1996, an increase of 21% over fiscal 1995, which is consistent with the increase in revenues. Wages and benefits as a percentage of revenues was relatively unchanged due to the increases in ACS' labor intensive businesses being partially offset by reductions in the volume of professional services revenues at CDSI. Services and supplies increased as a percentage of revenues due primarily to the Department of Education contract where there were significant increases in subcontractor costs. The net decrease in rent, lease and maintenance as a percentage of revenues was due primarily to economies of scale within commercial outsourcing services. In addition, fiscal 1996 rent, lease and maintenance expense was reduced by $3.0 million of amortization of the B of A Texas accrual compared to $8.5 million of additional expenses accrued in fiscal 1995 (see Note 14 to the Company's Consolidated Financial Statements).

  Operating income increased $12.2 million, or 28%, in fiscal 1996 compared to fiscal 1995 due to internal growth and acquisitions. Interest expense decreased slightly as a percentage of revenues due to a decrease in average debt outstanding in fiscal 1996 as a result of the stock offerings completed by the Company in fiscal 1996





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

MANAGEMENT S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


and 1995, offset by an increase in minority interest expense resulting from certain fiscal 1996 and 1995 acquisitions. The effective tax rate was approximately 40% for fiscal 1996 and fiscal 1995, which exceeded the statutory rate of 35% due to certain non-deductible acquisition-related costs and the net effect of state income taxes.

LIQUIDITY AND CAPITAL RESOURCES

  At June 30, 1997, the Company's liquid assets, consisting of cash and cash equivalents, totaled $25.6 million compared to $38.4 million at June 30, 1996. These liquid assets included $6.7 million and $9.1 million borrowed under a revolving credit facility (the "ATM Cash Facility") for use in the Company's owned ATMs at June 30, 1997 and 1996, respectively. Working capital of $110.9 million at June 30, 1997 increased by $30.9 million from the prior year due primarily to fiscal 1997 net cash flows from operating activities, increased accounts receivable from government agencies and the acquisitions completed during fiscal 1997 which were partially funded by debt.

  Net cash provided by operating activities of $64.9 million for fiscal 1997 increased from $18.4 million in fiscal 1996 due primarily to increased earnings, improved collections of accounts receivable, reduction of inventory and tax savings generated by the fiscal 1996 acquisition of Genix. Net cash used in investing activities decreased in fiscal 1997 by $70.2 million due primarily to $84.0 million paid for seven acquisitions, compared to $162.6 million paid for eight acquisitions in fiscal 1996. Also in fiscal 1997, investing activities included $31.6 million in payments relating to prior year acquisitions, including a one-time cash settlement in the amount of $23 million to resolve a software license dispute with a software vendor that resulted from the Genix acquisition. In addition, capital expenditures decreased $9.8 million from the prior year because fiscal 1996 capital expenditures included $20.0 million for the purchase and renovation of the Company's headquarters. Net cash from financing activities decreased by $113.6 million from fiscal 1996 as a result of the $170.2 million in net proceeds received from the Company's secondary stock offerings in fiscal 1996, which offset the $50 million in debt incurred to acquire ASEC in June 1997.

  Net cash provided by operating activities of $18.4 million for fiscal 1996 decreased from $36.2 million in fiscal 1995 due primarily to the growth in accounts receivable resulting from new and existing customers, a $7.4 million reduction in changes in ATM cash balances, and $5.0 million from the purchase of a one-year supply of imaging film on favorable price terms. Net cash used in investing activities increased in fiscal 1996 by $210.8 million due primarily to $162.6 million paid for eight acquisitions, including $137.5 million for the purchase of Genix, which was effective June 21, 1996, compared to $9.2 million paid for six smaller acquisitions in fiscal 1995. Also, investing activities included an increase of $34.9 million used for the purchase of property, equipment and software. Property and equipment purchases increased with the purchase of the Company's headquarters and the purchase and renovation of an adjacent building (an aggregate of approximately $20 million) and growth associated with outsourcing services customers. Net cash provided by financing activities increased $201.0 million due primarily to $170.2 million in net proceeds received from the Company's secondary stock offerings completed in March and June 1996, which proceeds were used to pay down debt incurred to fund fiscal 1996 acquisitions, including debt from the Genix acquisition. Net long-term debt at June 30, 1996, which increased by almost $20 million over June 30, 1995, also contributed to the increase in cash provided by financing activities.

  In July 1997, the Company expanded its unsecured revolving credit agreement (the "Credit Facility") from $125 million to $200 million and amended the terms to extend through July 2002. Borrowings under the Credit Facility as of June 30, 1997 were $82.7 million. After giving effect to the expanded Credit Facility and outstanding letters of credit, the Company , as of June 30, 1997, would have had approximately $106.2 million available for use under the Credit Facility. In connection with the acquisition of ASEC in June 1997, CDSI entered into a bank credit facility which included a $50 million term loan for the purchase, and $25 million of additional availability. The term loan was repaid upon consummation of the merger and the CDSI credit facility was canceled. The Company has an ATM Cash Facility of $11 million, of which $6.7 million was outstanding at June 30, 1997. This facility expires December 1997. The Company also has two vault cash custody agreements with financial institutions which provide up to $52 million in cash for use in the Company-owned ATMs. The amount of cash outstanding under the cash custody agreements at June 30, 1997 was approximately $28 million and is not an asset or liability





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

MANAGEMENT S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)



of the Company, and therefore is not recorded on the accompanying consolidated balance sheet. Recently enacted federal regulations governing financial institutions' cash requirements have allowed financial institutions to significantly reduce their vault cash reserves. Accordingly, this may limit the Company's ability to secure similar cash custody agreements when its current arrangements expire in July 1998 and January 1999. In September 1997, the Company redeemed its preferred stock investment in a customer, resulting in cash proceeds of $12.7 million which were used to pay down long-term debt (see
Note 5 to the Company's Consolidated Financial Statements).

  The Company's management believes that available cash and cash equivalents, together with cash generated from operations and available borrowings under its various credit facilities, will provide adequate funds for the Company's anticipated needs, including working capital expenditures and ATM cash requirements. Management also believes that cash provided by operations will be sufficient to satisfy all existing debt obligations as they become due. The Company intends to continue its growth through acquisitions and from time to time to engage in discussions with potential acquisition candidates. As the size and financial resources of the Company increase, however, additional acquisition opportunities requiring significant commitments of capital may arise. In order to pursue such opportunities, the Company may be required to incur debt or to issue additional potentially dilutive securities in the future. No assurance can be given as to the Company's future acquisition and expansion opportunities and how such opportunities would be financed.





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